23.3
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated January 29, 2009, with respect to the financial statements of Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) (a Maryland Corporation in the Development Stage) which are included in this Registration Statement and Prospectus on Form S-11 (File No. 333-151665). We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
May 8, 2009